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                          AGREEMENT AND PLAN OF MERGER


                                     AMONG:


               TRANSCEND SERVICES, INC., A DELAWARE CORPORATION,

                   DOCUMEDX, INC., A WASHINGTON CORPORATION,

                                      AND

                         TERRI KAMINSKI, JOHN KAMINSKI,

          AMIE CLARK, NANCY GARTNER, GREG HAMMOCK, AND BARBARA SHELMAN


                           DATED AS OF APRIL 16, 1997

                           _________________________



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

                                   SCHEDULES
                                   ---------

Schedule 2.1  -      Due Incorporation and Qualification
Schedule 2.2  -      Outstanding Capital Stock
Schedule 2.3  -      Options or Other Rights
Schedule 2.5  -      Articles of Incorporation and By-Laws
Schedule 2.7  -      Authority of the Company and the Shareholders
Schedule 2.8  -      Financial Statements
Schedule 2.10        -  Recent Developments
Schedule 2.11        -  Litigation
Schedule 2.12        -  Taxes
Schedule 2.13        -  Title to Properties; Assets Complete
Schedule 2.14        -  Compliance with Laws
Schedule 2.15        -  Contracts, Etc.
Schedule 2.17        -  Fixed Assets
Schedule 2.18        -  Trade Names and Other Intangibles
Schedule 2.19        -  Customers
Schedule 2.21 -      Employee Manual
Schedule 2.22        -  Officers, Directors and Key Employees
Schedule 2.24        -  Franchises and Licenses
Schedule 2.25        -  Transactions with Affiliated Parties
Schedule 2.26        -  Bank Accounts and Powers of Attorney
Schedule 2.27 -      Changes Prior to Closing Date
Schedule 3.2  -      Certificate of Incorporation and By-Laws
Schedule 3.3  -      Authority of Transcend
Schedule 3.4  -      Transcend Material Changes

                                LIST OF EXHIBITS
                                ----------------

Exhibit A-1   -      Employment Agreement (Terri Kaminski)
Exhibit A-2   -      Employment Agreement (John Kaminski)
Exhibit B -   Form of Non-Compete Agreement
Exhibit C -   Form of Subscription Agreement
Exhibit D -   Form of Pledge Agreement
Exhibit E-1   -      $88,100.00 Promissory Note
Exhibit E-2   -      $20,000.00 Promissory Note
Exhibit E-3   -      $104,301.00 Promissory Note

[THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE TO THE COMMISSION UPON REQUEST.]

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


  THIS AGREEMENT AND PLAN OF MERGER ("AGREEMENT") is made and entered into as of
                                      ---------
April 16, 1997, by and among: TRANSCEND SERVICES, INC., a Delaware corporation ("TRANSCEND"); DOCUMEDX, INC., a Washington corporation (the "COMPANY"); and
  ---------                                                   -------
TERRI KAMINSKI and JOHN KAMINSKI (the "MAJORITY SHAREHOLDERS") and Amie Clark,
                                       ---------------------
Nancy Gartner, Greg Hammock and Barbara Shelman (the "MINORITY SHAREHOLDERS"),
                                                      ---------------------
residents of the State of Washington, all of whom are shareholders of the Company (collectively the "SHAREHOLDERS").
                           ------------

                                    RECITALS

  A. Transcend and the Company intend to effect a merger of the Company into Transcend in accordance with this Agreement, the Delaware General Corporation Law and the Washington Business Corporation Act (the "MERGER"). Upon
                                                      ------
consummation of the Merger, the Company will cease to exist, and Transcend will continue to exist as the surviving corporation of the Merger.

  B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(a) of the Internal Revenue Code of 1986, as amended (the "CODE").
              ----

  C. This Agreement has been adopted and approved by the respective boards of directors of Transcend and the Company.

  D. The capitalization of the Company consists of 2,000,000 authorized shares of the voting common stock, having no par value, of which 1,000,000 shares are issued and outstanding (the "COMPANY COMMON STOCK").
                             --------------------

                                   AGREEMENT

  The parties to this Agreement agree as follows:

SECTION 1.     DESCRIPTION OF TRANSACTION

   1.1 MERGER OF THE COMPANY INTO TRANSCEND. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in
Section 1.3), the Company shall be merged with and into Transcend, and the separate existence of the Company shall cease. Transcend will continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION").
                                          ---------------------

   1.2 EFFECT OF MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law and the Washington Business Corporation Act.

   1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices
                                     -------
of Reaugh Fischnaller & Oettinger, P.S., 3000 Westin Building, 2001 6th Avenue, Seattle, Washington 98121-2573, at 10:00 a.m., local time, on April 16, 1997 (the "CLOSING DATE"). Contemporaneously with or as promptly as practicable
      ------------
after the Closing, properly executed certificates of merger for the merger of the Company into Transcend, conforming to the requirements of the Delaware General Corporation Law and the Washington Business Corporation Act, shall be filed with the Secretaries of State of the States of Delaware and Washington. The Merger shall take effect at the time the last such certificate of merger is filed with the Secretaries of State of the States of Delaware and Washington (the "EFFECTIVE TIME").
      --------------

   1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless the parties agree otherwise prior to the Effective Time:

     (a) the Certificate of Incorporation of Transcend shall continue as the Certificate of Incorporation of the Surviving Corporation;

     (b) the Bylaws of Transcend shall continue as the Bylaws of the Surviving Corporation; and

     (c) the directors and officers of Transcend shall continue as the directors and officers of the Surviving Corporation.

   1.5 CONVERSION OF SHARES. Subject to Section 1.6(b), at the Effective Time, by virtue of the Merger and without any further action on the part of Transcend, the Company, or any Shareholder, all shares of Company Common Stock owned by each Shareholder and outstanding immediately prior to the Effective Time shall be canceled and retired and converted into such Shareholder's right to receive the following (i) number of shares of the common stock of Transcend, $.01 par value ("TRANSCEND COMMON STOCK"), (ii) amount of cash ("CASH CONSIDERATION"),
        ----------------------                          ------------------
and (iii) face amount of a promissory note, in substantially the form of Exhibit E-1 attached hereto (in the case of Nancy Gartner) or aggregate face amount of promissory notes, in substantially the forms of Exhibits E-2 and E-3 attached hereto (in the case of Greg Hammock) ("NOTES CONSIDERATION"):
                                                -------------------

                  Transcend
Shareholder                     Common Stock      Cash     Notes
-----------                     ------------      ----     -----

Terri Kaminski                  254,885 shares    None     None
John Kaminski                   254,885 shares    None     None
Amie Clark                       66,463 shares    None     None
Barbara Shelman                  32,567 shares    None     None
Nancy Gartner                        None           $50,000        $ 88,100
Greg Hammock                         None            20,000         124,301
                                --------------       ------         -------

Totals                          608,800 shares      $70,000        $212,401
                                --------------      -------        --------


   1.6 EXCHANGE OF CERTIFICATES.

     (a) At the Closing, each Shareholder shall surrender such Shareholder's respective stock certificate(s) for Company Common Stock to the Surviving Corporation, together with such transmittal documents as the Surviving Corporation may reasonably require, and the Surviving Corporation shall deliver to such Shareholder the certificates of Transcend Common Stock, if any, and Cash Consideration, if any, to be delivered to such Shareholder at Closing pursuant to Section 1.7.

     (b) Transcend shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Common Stock pursuant to this Agreement such amounts as Transcend may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the party to whom such amounts would otherwise have been paid.

   1.7 MERGER CONSIDERATION. The aggregate consideration to be paid by Transcend to the Shareholders in consideration of the Merger, subject to the Post-Closing Adjustment as provided in Section 1.8, shall be 608,800 shares of Transcend Common Stock, $70,000 in Cash Consideration and $212,401 in Notes Consideration (the "MERGER CONSIDERATION").
                    --------------------

   1.8 POST-CLOSING ADJUSTMENT. To the extent the Company's net assets as of the close of business on the Closing Date is less than $70,000, the consideration for the Merger shall be adjusted downward dollar for dollar by the amount of such shortfall ("POST-CLOSING ADJUSTMENT"). For purposes of the Post-
                           -----------------------
Closing Adjustment, the "net assets" of the Company as of the close of business on the Closing Date shall mean the sum of all cash, accounts receivable, recoverable deposits and fixed assets, minus the sum of all accounts payable,
                                       -----
accrued payroll expenses, loans payable and accumulated depreciation on fixed assets. In the event of any such adjustment, the Shareholders shall, at the Shareholders' option, deliver to Transcend cash or shares of Transcend Common Stock (valued at the same price per share as was applicable on the Closing Date, regardless of fluctuation in market price subsequent to the Closing Date) in amounts equal to the Post-Closing Adjustment, within ten (10) days following final determination of net assets pursuant to Section 1.9.

   1.9 DETERMINATION OF NET ASSETS.   The Company's net assets as of the close
of business on the Closing Date shall be determined by Transcend's independent certified public accountants within 120 days following the Closing Date (the

"NET ASSET DETERMINATION").  Within five (5) business days after receiving the
------------------------
Net Asset Determination, Transcend shall deliver same to the Shareholders. If the Shareholders do not deliver a list of written objections to the Net Asset Determination ("OBJECTION NOTICE") to Transcend within 30 days following
                ----------------
delivery to the Shareholders, the Net Asset Determination shall become final and binding upon the parties. If the Shareholders deliver an Objection Notice (the "OBJECTING SHAREHOLDERS") within such 30 day period,
                          ----------------------
the parties will endeavor to reconcile any differences and agree upon a final Net Asset Determination. If the parties are unable to agree upon a final Net Asset Determination within 30 days following delivery of the Objection Notice, at the request of either the Surviving Corporation or any of the Objecting Shareholders the outstanding matters shall be submitted for resolution by a mutually acceptable accounting firm of recognized national standing with offices in the Atlanta area. If the parties are unable to agree upon a mutually acceptable accounting firm, one will be selected at random from a list of the 6 largest Atlanta offices of certified public accounting firms having no prior relationship with Transcend, the Company, the Surviving Corporation or the Shareholders. The group of the Objecting Shareholders who have not agreed upon the Net Asset Determination and the Surviving Corporation shall each bear 50% of the fees and expenses of the accounting firm so selected. Such accounting firm shall promptly prepare a final Net Asset Determination, and its conclusions shall be final and binding upon each of the parties to this Agreement.

   1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a)(1)(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

   1.11 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Transcend to be necessary or desirable to carry out the purposes of this Agreement or to vest Transcend or the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, the officers and directors of Transcend shall be fully authorized (in the name of the Company and otherwise) to take such action.

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  As an inducement to Transcend to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that Transcend shall rely thereon, the Company and the Majority Shareholders, jointly and severally, represent to Transcend, the Minority Shareholders, jointly and severally, represent, to the extent of their information and belief, to Transcend, and the Company and the Shareholders, jointly and severally, warrant to Transcend, the following (both as of the Closing Date and as of the date hereof):

  2.1 DUE INCORPORATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and has the corporate power and lawful authority to carry on its business as now being conducted, and to own or lease and operate its properties and assets as now owned, leased or operated by it. The Company is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction set forth on Schedule 2.1 annexed hereto, which are the only jurisdictions in which such qualification or authorization is required by law. Except as set forth on Schedule 2.1 annexed hereto, the Company does not file and is not required to file franchise, income or other tax returns in any other jurisdiction based upon the ownership or use of property therein or the conduct of business or derivation of income therefrom. The Company does not own or lease property or maintain any resident employee in any jurisdiction other than the jurisdictions set forth on Schedule 2.1 annexed hereto.

   2.2 OUTSTANDING CAPITAL STOCK. The title, par value, number of authorized shares and number of issued and outstanding shares of each class of capital stock of the Company are set forth on Schedule 2.2 annexed hereto. No other class of capital stock of the Company is authorized or outstanding. All of the issued and outstanding shares of Company Common Stock are duly authorized and are validly issued, fully paid and non-assessable.

   2.3 OPTIONS OR OTHER RIGHTS. Except as described in Schedule 2.3, there is no outstanding right, subscription, warrant, conversion right, call, unsatisfied preemptive right, commit ment, option or other agreement or right of any kind pursuant to which any person or entity has the right or option to purchase or otherwise to receive from the Company any shares of Company Common Stock or any shares of the capital stock or any other security of the Company and there is no outstanding security of any kind convertible into or redeemable or exchangeable for any shares of the capital stock or any other security of the Company. There is no shareholders' agreement, voting trust or similar agreement or arrangement to which the Company or any Shareholder is a party which affects or restricts in any way the Shareholders' rights and obligations with respect to the Company Common Stock.

   2.4 SUBSIDIARIES AND INVESTMENTS. The Company has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in, or have any investment in, any other corporation, partnership, association, trust, joint venture or other entity.

   2.5 ARTICLES OF INCORPORATION AND BY-LAWS. Schedule 2.5 annexed hereto contains true and complete copies of the Articles of Incorporation of the Company, including all amendments thereto (certified by the Secretary of State of its jurisdiction of incorporation), and By-laws of the Company, including all amendments thereto (certified by its corporate secretary), as in effect on the date hereof, and such By-Laws and Articles of Incorporation will not be amended, rescinded or otherwise modified between the date hereof and the Closing Date.

   2.6 BOOKS AND RECORDS. The corporate minute books, stock certificate books, stock registers and other corporate records of the Company are true, correct and complete in all material respects. The corporate minute books of the Company contain materially true and complete records of all meetings, and consents in lieu of meetings, of the Board of Directors and Stockholders of the Company since its incorporation. All actions reflected in said books and records were duly and validly taken in material compliance with the laws of the state of incorporation of the Company. None of the Company's records, systems, controls, data or information are recorded, stored, maintained or operated by, or otherwise are wholly or partly dependent upon or held by, any person or entity or media (including any electronic, mechanical or photographic process) which are not under the exclusive ownership and direct control of the Company (including for purposes of this paragraph, its employees) including all means of access.

      2.7 AUTHORITY OF THE COMPANY AND THE SHAREHOLDERS. This Agreement has been approved by all necessary action on the part of the Board of Directors and Shareholders of the Company. The Company and each Shareholder has full power and legal capacity to execute and deliver this Agreement and the other agreements required to be executed and delivered by the Company or such Shareholder hereunder (this Agreement and such other agreements being herein called the "COMPANY DOCUMENTS") and to carry out the transactions contemplated
            -----------------
hereby. The Company Documents are valid and binding agreements of the Company and each Shareholder enforceable against the Company and such Shareholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditor's rights generally as well as general principles of equity. Except as described in Schedule 2.7 annexed hereto, no consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority, or any consent, authorization or approval of any other third party, is necessary in order to enable the Company or any Shareholder to enter into and perform the Company's or such Shareholder's obligations under the Company Documents, and neither the execution and delivery of the Company Documents nor the consummation of the transactions contemplated thereby will:

          (a) conflict with, require any consent under, result in the violation of, or constitute a breach of any provision of the Articles of Incorporation or By-Laws of the Company;

          (b) conflict with, require any consent under, result in the violation of, constitute a breach of, permit the termination of or accelerate the performance required on the part of the Company or any Shareholder by the terms of, any evidence of indebtedness, lease (of real or personal property) or material agreement to which the Company or any Shareholder is a party, in each case with or without notice or lapse of time or both, or permit the termination of any such material agreement by another person;

          (c) result in the creation or imposition of any security interest, lien, charge or other encumbrance upon, or restriction on the use of, any property or assets of the Company or Company Common Stock under any agreement or commitment to which the Company or any Shareholder is bound;

          (d) accelerate, or constitute an event entitling, or which would, on notice or lapse of time or both, entitle the holder of any indebtedness of the Company or any Shareholder to accelerate the maturity of any such indebtedness;

          (e) conflict with or result in the breach or violation of any writ, judgment, order, injunction, decree or award of any court or governmental body or agency or arbitration tribunal that is binding on the Company or any Shareholder;

          (f) constitute a violation by the Company or any Shareholder of any statute, law or regulation of any jurisdiction; or

          (g) violate or cause any revocation of or limitation on any Permit (as defined in Section 2.24 hereof).

      2.8 FINANCIAL STATEMENTS. The Company has heretofore furnished Transcend with (a) true and complete copies of the balance sheets and related statements of income of the Company as of and for the fiscal years ended on December 31, 1995 and December 31, 1996, internally prepared by the Company's certified public accountant; and (b) internally prepared balance sheet and related statement of income of the Company as of and for the quarter ended March 31, 1997 (the "BALANCE SHEET DATE") (hereinafter, the financial statements referred
           ------------------
to in subsections (a) and (b), are referred to as the "FINANCIAL STATEMENTS").
                                                       --------------------
Copies of such Financial Statements have been annexed hereto as Schedule 2.8 with ten pages of initialed addenda. The Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied (except that the interim Financial Statements are subject to normal and year-end adjustments, which will not, individually or in the aggregate, be material in magnitude). Except as disclosed in Schedule 2.12, the Financial Statements fairly present the financial condition of the Company at the dates thereof and, except as indicated therein, reflect all claims against, and all debts and liabilities of the Company, fixed or contingent, as at the dates thereof, and the related statements of income, fairly present the results of the operations of the Company for the periods indicated.

      2.9 NO UNDISCLOSED LIABILITIES. Except as reflected and reserved against in the Financial Statements or otherwise disclosed on the schedules attached hereto, as of the Balance Sheet Date the Company did not have any liabilities or obligations (whether long term or current and whether accrued, absolute or contingent) and, except for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and disclosed to Transcend in writing as of the Closing Date, the Company will not have any liabilities or obligations (whether long term or current and whether accrued, absolute or contingent) which, individually or in the aggregate, are material.

      2.10 RECENT DEVELOPMENTS. Except as described on Schedules 2.10 or 2.12 annexed hereto, since the Balance Sheet Date there has not been, and to the knowledge of the Company or the Shareholders, no fact or condition exists, which might reasonably be expected to cause (a) any adverse change in the assets or liabilities, business, results of operations, condition (financial or otherwise) or prospects of the Company, other than immaterial changes in the ordinary course of business, (b) any notice of termination of any material agreement given by a third party to the Company or any relinquishment by the Company of any rights of material value, or any material adverse change in the relations of the Company with its key employees, lessors, customers, suppliers, or others having business relations with the Company, (c) any claim against the Company for, or any liability incurred by the Company in respect of, any damages or alleged damages for any actual or alleged negligence or other tort, breach of contract or violation of property rights in excess of $10,000, (d) any capital expenditure or commitment therefor by the Company in excess of $10,000, (e) any indebtedness incurred by the Company for borrowed money which would result in the Company being indebted at the Closing Date in an amount exceeding its indebtedness for borrowed money on the Balance Sheet Date or any commitment of the Company to borrow or lend money, (f) any increase in the compensation paid or payable, to any of the Company's employees other than normal merit increases consistent with past Company practice which do not exceed 5% of the applicable employee's previous compensation, (g) any change in the Company's accounting methods, principles, or practices, (h) any change in the capital stock of the Company or any dividend paid or declared with respect to such capital stock, or (i) any other event or circumstance which has materially and adversely affected the business of the Company or the operation thereof.

      2.11 LITIGATION. Except as described in Schedule 2.11 annexed hereto, there is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration, or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending, or, to the knowledge of the Company or any Shareholder, threatened, against or affecting the Company, any Shareholder, or any of their respective properties, assets or rights, and neither the Company nor any Shareholder knows of any valid basis for any such action, proceeding or investigation. Neither the Company nor any Shareholder is subject to any judgment, order, award or decree entered in any lawsuit or proceeding which may have an adverse effect on any of the operations or business practices of the Company or on its ability to acquire any property or conduct business in any area.

      2.12 TAXES. Except as disclosed in Schedule 2.12 annexed hereto, the Company has filed or has caused to be filed, within the times and in the manner prescribed by law, all federal, state, local, foreign and other income, estimated, import, sales, use, license, franchise, gross receipts, excise, real and personal property, employment and payroll-related, and other tax returns and tax reports ("TAX RETURNS") which are or were required to be filed by, or with
              -----------
respect to, the business and assets of the Company. Such Tax Returns are true, correct and complete, reflect accurately all liability for taxes of the Company for the periods covered thereby, all amounts shown as owing thereon or otherwise due from or payable by the Company have been fully paid or adequately disclosed and fully provided for by adequate reserves on the books and on the Financial Statements of the Company, and as of the Closing Date all Tax Returns required to be filed by the Company prior to such date will have been filed and all amounts shown as owing thereon will have been paid or disclosed to Transcend in writing. Except as described in Schedule 2.12, there has been no prior examination or investigation of any Tax Return of the Company and no such examination or inves tigation is in progress, and neither the Company nor any Shareholder has knowledge of any events or circumstances which could lead to an examination or investigation of any Tax Return. Except as described on Schedule
2.12 annexed hereto, there are no outstanding agreements or waivers in effect with respect to any Tax Returns including any agreements or waivers extending the statutory period of limitation applicable to any Tax Return or permitting the deferral of the assessment or payment of any taxes now due to be paid or assessed to any future period.

      2.13 TITLE TO PROPERTIES; ASSETS COMPLETE.   The Company has good, valid
and marketable title to all of its material properties and assets (tangible and intangible), including without limitation, all properties and assets shown on the Financial Statements as of the Balance Sheet Date and all properties and assets purchased or acquired by the Company since the Balance Sheet Date; in each case subject to no encumbrance, lien, charge or other restriction of any kind, except for (a) liens reflected on the Financial Statements, (b) liens for current taxes, assessments or governmental charges or levies on property not yet due or delinquent, and (c) liens described on Schedule 2.13 attached hereto (liens of the type described in (a), (b) and
(c) above being sometimes described as "PERMITTED LIENS"). Except for the
                                        ---------------
property referenced in Schedule 2.7 and any additional leased or licensed property subject to real and personal property leases or software licenses or agreements described in Schedule 2.13, the Company owns outright, and is in exclusive possession of, all assets, properties or rights currently used in the business of the Company or necessary for the operation of the Company's business as currently conducted.

      2.14 COMPLIANCE WITH LAWS. The Company is not in violation of any applicable order, judgment, injunction, award or decree of any court or governmental or regulatory body or agency, or arbitration tribunal. Except as described on Schedule 2.14 or as qualified or limited on Schedule 2.12 annexed hereto, the Company is not in violation of any federal, state, local or foreign law, ordinance, rule, directive, or regulation, or any other requirement of any governmental or regulatory body or agency, court or arbitrator applicable to the business of the Company. Without limiting the generality of the foregoing, except as described on Schedule 2.14 annexed hereto, (a) there is not pending, or, to the knowledge of the Company or any Shareholder, threatened, any notification of any governmental or regulatory body, agency or authority that the Company is or was not in compliance with applicable laws and regulations respecting employment and employment practices, occupational safety and health laws and regulations, and neither the Company nor any Shareholder knows of any basis therefor, and (b) the Company has not received any such notification of past violations of such laws or regulations that can reasonably be expected to result in future claims against the Company, and neither the Company nor any Shareholder knows of any basis therefor.

     2.15 CONTRACTS, ETC. In addition to the matters disclosed in Schedules 2.7 and 2.13, Schedule 2.15 attached hereto consists of a true and complete list of all other material written contracts, agreements and other instruments to which the Company is a party or by which it or its assets or properties are bound or which are necessary for the Company to conduct its business as presently conducted (the "CONTRACTS"), including but not limited to all customer
                ---------
contracts, real and personal property leases, maintenance contracts and software agreements. Unless attached to Schedule 2.13 or Schedule 2.15, the Company has previously delivered to Transcend a true and complete copy of each Contract.
All of the Contracts are valid and binding upon the Company and the other parties thereto, are in full force and effect and enforceable in accordance with their terms, and neither the Company nor, to the knowledge of the Company or any Shareholder, any other party to any such Contract has breached any provision of, or is in default in any respect under, the terms thereof. Unless disclosed in
Schedule 2.10, neither the Company nor, to the knowledge of the Company or any Shareholder, any other party to any Contract intends during the initial term of such Contract to terminate, materially reduce or materially modify the terms of any of its obligations or commitments thereunder, and neither the Company nor any Shareholder has any reason to believe that any party to a Contract is likely to terminate, materially reduce or materially modify the terms of any of its obligations or commitments thereunder. Neither the Company nor any Shareholder has received any payment from any contracting party in connection with or as an inducement for entering into any Contract, or other agreement or instrument, except for payment for actual services rendered or to be rendered by the Company consistent with amounts historically charged for such services.

      2.16 ACCOUNTS AND NOTES RECEIVABLE. All accounts and notes receivable reflected on the Financial Statements, and all accounts and notes receivable arising subsequent to the Balance Sheet Date, have arisen in the ordinary course of business of the Company, represent valid obligations due to the Company and, subject only to the reserve for bad debts shown on the Company's books and records and computed in a manner consistent with past practice, are collectible in the ordinary course of business of the Company in the aggregate recorded amounts thereof in accordance with their terms and in any event not later than 90 days from the Closing Date. None of such notes and accounts receivable or other debts is or will at the Closing Date be subject to any counterclaim or set-off except to the extent of the aforementioned reserve, or is or at the Closing will be subject to any lien, claim, encumbrance, charge or restriction whatsoever. There has been no material change since the Balance Sheet Date in the amount of accounts receivable or other debts due the Company or the reserves for bad debts relating thereto from that reflected in the Financial Statements.

      2.17 FIXED ASSETS. Schedule 2.17 annexed hereto contains a complete and accurate list of all machinery, equipment, tools, furniture, leasehold improvements, trade fixtures, vehicles, struc tures, or any related capitalized items and other tangible property material to the operation of the business of the Company (the "FIXED ASSETS") and all such Fixed Assets are reflected in the
                  ------------
Financial Statements (except any such tangible property acquired since the Balance Sheet Date by the Company). Since the Balance Sheet Date the Company has not disposed of any Fixed Assets except in the ordinary course of the Company's business. The Fixed Assets are in good operating condition and repair, subject to normal wear and tear from normal use thereof, and the Company has not received notice that any of the Fixed Assets or the Company's use thereof is in violation of any existing law or any building, zoning, health, fire, safety or other ordinance, code or regulation.

      2.18 TRADE NAME AND OTHER INTANGIBLES. Except for shrink-wrap licenses for the use of third-party off-the-shelf software, Schedule 2.18 annexed hereto contains a complete and accurate list of all patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, and copyrights ("INTELLECTUAL PROPERTY") which are either
                                      ---------------------
(a) wholly or partly owned or licensed by the Company, or (b) used in the conduct of the business of the Company. Except as described on Schedule 2.18 annexed hereto, no person or entity, other than the Company, has any rights under or in respect of, and to the knowledge of the Company and the Shareholders, no person is infringing or otherwise acting adversely with respect to, the Company's rights under or in respect of the Intellectual Property, and the Company is the exclusive owner of such rights, and there is no claim for damages or any proceeding pending or, to the knowledge of the Company or any Shareholder, threatened, with respect thereto. Except as previously and specifically disclosed in writing by the Company to Transcend, the Company is not infringing or otherwise acting adversely to the right of any person under or in respect to Intellectual Property, and there is no claim for damages or any proceeding pending, or, to the knowledge of the Company or any Shareholder, threatened, with respect thereto.

      2.19 CUSTOMERS. Schedule 2.19 annexed hereto contains a complete and accurate list of any customer or client which purchased during the last fiscal year of the Company $5,000 or more in services from the Company. Except as set forth on Schedule 2.19, and to the knowledge of the Company and the Shareholders, the Company enjoys good relations with all customers listed on Schedule 2.19, and except as listed on Schedule
2.19 and Schedule 2.10, no customer listed on Schedule 2.19 has notified the Company or any Shareholder of such customer's intention to terminate or materially reduce use of the Company's services, and neither the Company nor any Shareholder has any reason to believe any such customer is likely to terminate the services of the Company on account of the transactions contemplated hereunder.

      2.20 LABOR RELATIONS; EMPLOYEES. Other than amounts which have not yet become payable in accordance with the Company's customary practices, which will be paid in a timely manner, (a) the Company has paid in full to its full and part-time employees all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them to date, and (b) the Company has paid, or will pay in a timely manner, all severance pay, if any, and benefits, FICA, withholding taxes and vacation pay, if any, for all of its employees and is not subject to any claim for non-payment or non-performance of any of the foregoing. Pay periods end on the 8th and 23rd days of each month with payment made on the 15th and last day of the month. The Financial Statements do not reflect the accrual of wages, salaries, commissions, bonuses or other compensation, however described, which accrued from the 24th through the end of the month. In addition, severance pay, employee benefits, vacation pay, and sick pay are not reflected on the Financial Statements. By the first sentence of this paragraph, neither the Company nor the Shareholders undertake to discharge or satisfy any such accruals which are not due and payable before Closing, and such obligations which become due and payable after Closing are the obligation of solely the Surviving Corporation, subject to the Shareholders' obligations with respect to any breaches of warranty and/or representation relating to the information with respect to such obligations set forth in
Schedule 2.8 including the Financial Statements and addenda annexed. The Company is in compliance with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours. The Company has not improperly characterized as an independent contractor or consultant any individual who should have been treated as an employee of the Company for tax withholding or any other purpose. No employees of the Company are subject to any collective bargaining agreement.

      2.21 EMPLOYEE BENEFIT PLANS.

          (a) All Employee Benefit Plans (as defined below) of the Company have been maintained in substantial compliance with the requirements of the Code and ERISA (as defined below) and any regulations issued thereunder, including the provisions of Part 6 of Title 1 of ERISA and Section 4980B of the Code to the extent applicable.

          (b) the Company does not maintain, contribute to, and is not obligated to contribute to any pension plan subject to the provisions of Title IV of ERISA (including any multiemployer plan).

          (c) As of Closing, none of the assets of the Company will be subject to any liens arising under ERISA or the Code, and the Company will not have any liability in respect of any Employee Benefit Plan for which the Surviving Corporation will be liable.

          (d) There is no written or oral employment agreement with any employee or agent of the Company that is not terminable at will and without penalty, and the Company has previously delivered to Transcend copies of all of its Employee Benefit Plans and employee policy manuals of the Company, whether or not delivered to any employee.

For purposes of this Agreement, the term "EMPLOYEE BENEFIT PLANS" shall mean all
                                          ----------------------
pension, retirement, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, restricted stock, bonus, severance or termination pay, payroll practice, vacation, medical, hospital, life, health, accident, disability, death, or other employee benefit plans or arrangements, including (without limitation) any pension plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any
                                                              -----
welfare plan (within the meaning of Section 3(1) of ERISA), whether funded or unfunded, whether formal or informal, whether written or unwritten, and whether legally binding or not, covering any present or former employees, consultants, officers or directors of the Company or to which the Company is or was a party or bound or by which the Company otherwise may have any liability to any present or former employee, consultant, officer or director of the Company.

      2.22 OFFICERS, DIRECTORS AND KEY EMPLOYEES. Schedule 2.22 describes the name and total annual compensation (and benefit costs) from the Company of each officer and director of the Company. Similar information has been previously furnished to Transcend for each other employee of the Company. Other than as disclosed in Schedule 2.10, the Company has not made a commit ment or agreement to increase the compensation. The Company has not made a commitment or agreement to modify the conditions or terms of employment of any employee. No employee has communicated to the Company or to any of its officers or directors that such person intends to cancel or otherwise terminate such person's relationship with the Company as a result of the consummation of the transactions contemplated hereby.

      2.23 RESTRICTIVE DOCUMENTS. Neither the Company nor any Shareholder is subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind, unless disclosed in this Agreement, including its annexed schedules, which materially and adversely affects the business practices, operations or condition of the Company or any of its assets or property, or which would prevent consummation of the transactions contemplated by this Agreement, compliance by the Company with the terms, conditions and provisions hereof, or the continued operation of the Surviving Corporation's business after the Closing Date on substantially the same basis as heretofore operated by the Company or which would restrict the ability of the Surviving Corporation to acquire any property or conduct business in any area.

      2.24 FRANCHISES AND LICENSES. With the exception of those matters addressed in Schedule 2.12, the Company possesses all franchises, concessions, permits, licenses, orders, and other governmental authorizations and approvals ("PERMITS") required to permit the Company to carry on its business as it is
  -------
presently being conducted. All such Permits described on Schedule 2.24 annexed hereto, are in the name of the Company and are in full force and effect, and no modification, termination, suspension or cancellation of any of them is threatened. No such Permits prevent or prohibit the consummation of the transactions contemplated hereby without modification thereof and without the consent of the issuing authority but all such Permits may require reissuance after notification to the issuing governmental authority after Closing.

      2.25 TRANSACTIONS WITH AFFILIATED PARTIES. Except as described on Schedule
2.25 annexed hereto no Shareholder, nor any member of any Shareholder's immediate family, nor any company or other entity controlled by any of the foregoing (collectively "AFFILIATES" or individually an "AFFILIATE"): (a) has
                         ----------                      ---------
any ownership interest, directly or indirectly, in any competitor, supplier or customer of the Company, (b) has any outstanding loan to or receivable in either event to or from the Company, or (c) is a party to or has any interest in any contract or agreement with the Company.

      2.26 BANK ACCOUNTS AND POWERS OF ATTORNEY. Schedule 2.26 annexed hereto contains an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto, and (b) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

      2.27 NO CHANGES PRIOR TO CLOSING DATE. During the period from the Balance Sheet Date to and including the Closing Date, except as expressly contemplated hereby or as described on Schedule 2.27, the Company will not have (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (b) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (c) sold, transferred or otherwise disposed of any assets except product inventory sold in the ordinary course of business, (d) made any capital expenditure or commitment therefor, (e) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or granted or canceled any option, warrant or other right to purchase or acquire any such shares, (f) made any bonus or profit sharing distribution or similar payment of any kind, (g) increased its indebtedness for borrowed money, or made any loan to any person, (h) except in the ordinary course of business, consistent with past practices of the Company, made or permitted any amendment or termination of any contract, agreement or license to which the Company is a party or by which it or any of its assets and properties are subject or bound, (i) entered into any agreement or arrangement granting any preferential rights to purchase any of the Company's assets or properties or requiring the consent of any party to the transfer and assignment of any of the Company's assets or properties, (j) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to the Company, (k) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, except in the ordinary course of business, (l) canceled or waived any claims or rights of substantial value, (m) made any change in any method of accounting or auditing practice, (n) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business, or (o) agreed, whether or not in writing, to do any of the foregoing.

      2.28 DISCLOSURE. Neither this Agreement, nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof by or on behalf of the Company or the Shareholders, or by any of the Company's directors or officers, in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Company or any Shareholder which materially and adversely affects the business, prospects (financial or otherwise) or financial condition of the Company or its respective properties or assets, which has not been set forth in this Agreement or in the Schedules or Exhibits or certificates furnished in connection with the transactions contemplated by this Agreement.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF TRANSCEND

     As an inducement to the Company and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that the Company and the Shareholders shall rely thereon, Transcend represents and warrants to the Company and the Shareholders the following (both as of the Closing Date and as of the date hereof):

      3.1 INCORPORATION AND QUALIFICATION. Transcend is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and lawful authority to carry on its business as now being conducted, and to own, lease and operate its properties and assets as now owned, leased or operated by it. Transcend is duly qualified or otherwise authorized to transact business and is in good standing in each jurisdiction in which failure to be so qualified or authorized would have a material adverse effect upon the business or assets of Transcend.

      3.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. Schedule 3.2 annexed hereto contains true and complete copies of the Certificate of Incorporation of Transcend, including all amendments thereto (certified by the Secretary of State of Delaware), and By-Laws of Transcend, including all amendments thereto (certified by its corporate Secretary), as in effect on the date hereof and such By-Laws and Certificate of Incorporation will not be amended, rescinded or otherwise modified between the date hereof and the Closing Date.

      3.3 AUTHORITY OF TRANSCEND. Transcend has full power and legal capacity to execute and deliver this Agreement and the other agreements required to be executed and delivered by it hereunder (this Agreement and such other agreements being herein called the "TRANSCEND DOCUMENTS") and to carry out the transactions
                         -------------------
contemplated hereby. The execution, delivery and performance of the Transcend Documents by Transcend have been duly authorized by all necessary action on the part of Transcend. The Transcend Documents are valid and binding agreements of Transcend enforceable against Transcend in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally as well as general principles of equity. Except as set forth in Schedule 3.3 annexed hereto, no consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority, or any consent, authorization or approval of any third party, is necessary in order to enable Transcend to enter into and perform its obligations under the Transcend Documents, and neither the execution and delivery of the Transcend Documents nor the consummation of the transactions contemplated thereby will:

          (a) conflict with, require any consent under, result in the violation of, or constitute a breach of any provision of the Certificate of Incorporation or By-Laws of Transcend;

          (b) conflict with, require any consent under, result in the violation of, constitute a breach of, or accelerate the performance required on the part of Transcend by the terms of, any evidence of indebtedness or material agreement to which Transcend is a party, in each case with or without notice or lapse of time or both, or permit the termination of any such agreement by another person;

          (c) result in the creation or imposition of any security interest, lien, charge or other encumbrance upon, or restriction on the use of, any property or assets of Transcend under any agreement or commitment to which Transcend is bound;

          (d) accelerate, constitute an event entitling, or which would, on notice or lapse of time or both, entitle the holder of any indebtedness of Transcend to accelerate the maturity of such indebtedness;

          (e) conflict with or result in the breach of or violation of any writ, judgment, order, injunction, decree or award of any court or governmental body or agency or arbitration tribunal that is binding on Transcend; or

          (f) constitute a violation by Transcend of any statute, law, or regulation of any jurisdiction.

     3.4  SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Transcend has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Transcend with the United States Securities and Exchange Commission ("SEC") between
                                                            ---
January 1, 1996, and the date of this Agreement (the "TRANSCEND SEC DOCUMENTS").
                                                      -----------------------
As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):
(i) each of the Transcend

SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933 or the Exchange Act of 1934 (as the case may be); and (ii) none of the Transcend SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements contained in the Transcend SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments (which will not, individually or in the aggregate, be material in magnitude); and (iii) fairly present the consolidated financial position of Transcend as of the respective dates thereof and the consolidated results of operations of Transcend for the periods covered thereby.

          (c) Except as otherwise disclosed in the Transcend SEC documents or in
Schedule 3.4 attached hereto, since March 31, 1997, there has been no material adverse change in the assets or liabilities, business, results of operations, condition or prospects of Transcend.

      3.5 VALID ISSUANCE. The Transcend Common Stock to be issued as Merger Consideration will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

      3.6 PENDING ACTIONS. There are no actions, suits, claims or proceedings pending, or to the knowledge of Transcend, threatened, against Transcend at law or in equity or by any governmental agency or instrumentality, domestic or foreign, which materially adversely affect or are likely to materially adversely affect, (a) Transcend's financial condition, (b) Transcend's right or ability to carry on its business substantially as now conducted, considering such condition and business as being the condition and business of Transcend and its subsidiary companies taken as a whole, or (c) Transcend's ability to consummate the Merger and to perform its obligations to be performed hereunder.

      3.7 RESTRICTIVE DOCUMENTS. Except as otherwise disclosed in the Transcend SEC Documents, Transcend is not subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind, which adversely affects the business practices, operations or condition of Transcend or any of its assets or property, or which would prevent consummation of the transactions contemplated by this Agreement, compliance by Transcend with the terms, conditions and provisions hereof, or the continued operation of the Surviving Corporation's business after the Closing Date on substantially the same basis as heretofore operated by Transcend.

SECTION 4.    COVENANTS TO BE PERFORMED PRIOR TO THE CLOSING

     The Company and the Shareholders covenant and agree that between the date hereof and the Closing Date:

      4.1 OPERATION IN ORDINARY COURSE. From the date hereof to the Closing Date, the Shareholders shall cause the Company to, and the Company shall, (a) conduct its business only in the ordinary course and in substantially the same manner as conducted at the date hereof, (b) use its reasonable best efforts to preserve its business organization intact and to retain the services of its present officers, key employees, purchasing and sales personnel and representatives, (c) use its reasonable best efforts to preserve favorable relations with its employees, customers, suppliers and others having business relations with it, (d) use its reasonable best efforts to comply with all laws, ordinances and regulations applicable to it in the conduct of its business, (e) not enter into, amend in any material respect or terminate any lease, contract or agreement, and (f) conduct its business in such a manner that the representations and warranties contained in Section 2 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

     4.2 NOTICE OF EVENTS. The Company and the Shareholders shall promptly notify Transcend of (a) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement, (b) any event, occur rence, transaction or other item which would have been required to have been disclosed on any Schedule or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any representation or warranty of the Company or the Shareholders misleading, and (c) any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against the Company or any officer, director, employee, consultant, agent or Shareholder with respect to the affairs of the Company.

      4.3 EXCLUSIVE DEALING. During the period from the date of this Agreement to the Closing Date, the Shareholders shall not take, and the Shareholders shall cause the Company to refrain from taking, any action to directly or indirectly encourage, initiate or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person, or other entity or group, other than Transcend, the Company's landlords or other third party expressly approved in writing by Transcend, concerning the merger of the Company with any other entity, the purchase and sale of the assets and properties of the Company, the purchase and sale of Company Common Stock, or any transaction similar to the foregoing involving the Company.

      4.4 EXAMINATIONS AND INVESTIGATIONS. Prior to the Closing Date, the Company shall permit Transcend, through its employees and representatives, including, without limitation, its counsel, Smith, Gambrell & Russell, LLP, and Transcend's accountants, to make such investigation of the assets, properties, business and operations of the Company, and such examination of the books, records and financial condition of the Company as Transcend wishes. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and the Shareholders shall cause the Company to cooperate fully therein. No investigation by Transcend shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company or the Shareholders under this Agreement, or Transcend's rights under Section 8 of this Agreement. If this Agreement terminates, Transcend, its employees and representatives shall keep confidential and shall not use in any manner any information or documents obtained from the Company concerning its assets, properties, business and operations, including without limitation its customers and employees, unless readily ascertainable from public or published information, or trade sources, or subsequently developed by Transcend independent of any investigation of the Company, or received from a third party not under an obligation to the Company or the Shareholders to keep such information confidential. If this Agreement terminates, any documents obtained from the Company or the Shareholders shall be returned.

      4.5 AFFILIATE INDEBTEDNESS OWED TO THE COMPANY. At or prior to the Closing, the Shareholders shall, and shall cause each Affiliate to, pay to the Company any amounts owed by such person to the Company and any amounts owed by the Shareholders or any such Affiliate to any other person if such indebtedness is guaranteed by, or secured by any of the assets or properties of the Company.

      4.6 AFFILIATE INDEBTEDNESS OWED BY THE COMPANY. Any and all indebtedness of the Company to the Shareholders, and any Affiliate and any director, officer or employee of any of the foregoing (including all intercompany accounts) shall be repaid or contributed to the capital of the Company as of the Closing Date.

      4.7 ACCOUNTING TREATMENT OF TRANSACTION. The Shareholders shall cause the Company to take, and the Company shall take, all actions necessary or appropriate in or to qualify the Merger for "pooling of interests" treatment for financial accounting purposes.

SECTION 5.     CONDITIONS PRECEDENT TO THE OBLIGATION OF TRANSCEND TO CLOSE

     The obligation of Transcend to enter into and complete the Merger is subject, at Transcend's option, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Transcend only in writing:

     5.1 REPRESENTATIONS AND COVENANTS. The representations and warranties of Transcend, the Company and the Shareholders contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Company and the Shareholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company and the Shareholders on or prior to the Closing Date. The Company and the Shareholders shall deliver to Transcend a certificate dated the Closing Date to such effect signed by an executive officer of the Company and each Shareholder.

      5.2 LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages or a discovery order in connection with such transactions, or that has or could reasonably be expected to have, in the opinion of Transcend, a materially adverse effect on the assets, properties, business, operations or financial condition of the Company.

      5.3 GOVERNMENTAL PERMITS AND APPROVALS. All permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing and as required from requisite Delaware authorities and from the Corporations Division of the Secretary of State of Washington for the continued operation of the business of the Surviving Corporation shall have been obtained.

      5.4 THIRD PARTY CONSENTS. All consents, permits, waivers and approvals from parties to material contracts or other agreements with the Company or the Shareholders, including, without limitation, the leases between the Company and those lessors identified on Schedule 2.7 (the "LEASES"), that may be required in
                                               ------
connection with the performance by the Company or the Shareholders of their respective obligations under this Agreement or the continuance of such contracts or other agreements with the Surviving Corporation without material modification after the Closing shall have been obtained (with satisfactory written evidence thereof, and in recordable form where necessary, to be furnished to Transcend at the Closing), provided that no such consent otherwise required pursuant to this
Section 5.4 shall be required in connection with any Lease of premises in the event that the owner of such premises shall have agreed to enter into, with the Surviving Corporation, contemporaneously with the Closing, a lease of such premises satisfactory to Transcend in its sole discretion.

      5.5 NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, (financial or otherwise) of the Company, its employees or customers regardless of reason, including, but not limited, to those changes that are as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, riot, storm, condemnation or act of God or other public force or otherwise. The Company shall have delivered to Transcend a certificate, dated the Closing Date, to such effect except for legislative and regulatory changes enacted or promulgated by states other than Washington and Oregon.

      5.6 EMPLOYMENT AGREEMENTS. Transcend and Terri Kaminski shall have executed an Employment Agreement in substantially the form of Exhibit A-1 and Transcend and John Kaminski shall have executed an Employment Agreement in substantially the form of Exhibit A-2.

      5.7 NON-COMPETE AGREEMENT. Simultaneously with the Closing of the transactions contemplated hereby, each of the Shareholders shall have executed and delivered to Transcend a Non-Competition Agreement in substantially the form attached as Exhibit B hereto, with such variations as shall have been agreed to by Transcend and each such Shareholder.

     5.8 SUBSCRIPTION AGREEMENT. Simultaneously with the Closing of the transactions contemplated hereby, each of the Shareholders (other than Nancy Gartner and Greg Hammock) shall have executed and delivered to Transcend a Subscription Agreement in substantially the form attached as Exhibit C hereto.

     5.9 GOOD STANDING CERTIFICATES, ETC. The Company and the Shareholders shall have delivered all certified resolutions, certificates, documents or instruments with respect to the Company's corporate existence and authority as Transcend may have reasonably requested prior to the Closing Date.

     5.10 PLEDGE AGREEMENTS.   Simultaneously with the Closing of the
transactions contemplated hereby, each Shareholder (other than Nancy Gartner and Greg Hammock) shall have executed and delivered to Transcend a Pledge Agreement in substantially the form attached as Exhibit D, whereby such Shareholder grants to Transcend a security interest in the following numbers of shares of Transcend Common Stock:

          Shareholder                             Number of Shares
          -----------                             ----------------

          Terri Kaminski                             25,488
          John Kaminski                              25,488
          Barbara Shelman                             3,256
          Amie Clark                                  6,646
                                                     ------

          Total                                      60,878
                                                     ------

SECTION 6. CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY AND THE SHAREHOLDERS TO CLOSE

     The obligation of the Company and the Shareholders to enter into and complete the Merger is subject, at the Shareholders' option, to the fulfillment of the following conditions, any one or more of which may be waived by the Shareholders only in writing:

      6.1 REPRESENTATIONS AND COVENANTS. The representations and warranties of Transcend contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Transcend shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Transcend shall deliver to the Shareholders a certificate dated the Closing Date to such effect signed by an executive officer of Transcend.

      6.2 LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transaction, or that has or could reasonably be expected to have, in the opinion of the Shareholders, a materially adverse effect on the assets, properties, business, operations or financial condition of Transcend.

      6.3 GOVERNMENTAL PERMITS AND APPROVALS. All permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing and the continued operation of the business of the Surviving Corporation shall have been obtained.

      6.4 RESOLUTIONS. There shall have been delivered to the Shareholders a copy of the resolutions duly adopted by the board of directors of Transcend, certified accurate by an executive officer of Transcend as of the Closing Date, authorizing and approving the execution and delivery by Transcend of this Agreement, and the consummation by Transcend of the transactions contemplated hereby.

      6.5 GOOD STANDING CERTIFICATES, ETC. Transcend shall have delivered all such certified resolutions, certificates, documents or instruments with respect to the corporate existence and authority of Transcend as Shareholders' various counsel may have reasonably requested prior to the Closing Date.

     6.6 EMPLOYMENT AGREEMENTS. Transcend and Terri Kaminski shall have executed an Employment Agreement in substantially the form of Exhibit A-1 and Transcend and John Kaminski shall have executed an Employment Agreement in substantially the form of Exhibit A-2.

      6.7 NON-COMPETE AGREEMENTS. Simultaneously with the Closing of the transactions contemplated hereby, Transcend shall have executed and delivered to each Shareholder a Non-Competition Agreement in substantially the form attached as Exhibit B, with such variations as shall have been agreed to by Transcend and each such Shareholder.

      6.8 NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition (financial or otherwise), of Transcend, its employees or customers regardless of reason, including, but not limited to those changes that are as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, riot, storm, condemnation or act of God or public force or otherwise. Transcend shall have delivered to the Company a certificate dated the Closing Date to such effect.

SECTION 7.    ACTIONS TO BE TAKEN AT THE CLOSING

     The following actions shall be taken at the Closing, each of which shall be conditioned on completion of all the others and all of which shall be deemed to have taken place simultaneously:

      7.1 MERGER CONSIDERATION. Transcend (i) shall deliver to each Shareholder the shares of Transcend Common Stock, if any, to be issued at Closing to such Shareholder in accordance with the terms of Sections 1.5 and 1.7 of this Agreement, (ii) shall deliver to such Shareholder the Note Consideration, if any, to be issued at Closing to such Shareholder in accordance with the terms of Sections 1.5 and 1.7 of this Agreement, (iii) shall pay to such Shareholder by cashier's check or by wire transfer the Cash Consideration, if any, payable at Closing to such Shareholder in accordance with the terms of Sections 1.5 and 1.7 of this Agreement, and (iv) shall pay to such Shareholder by cashier's check or by wire transfer the cash payment (aggregating $49,866.66 for all Shareholders) due such Shareholder at Closing under the Non-Competition Agreements.

     7.2 OPINION OF COUNSEL TO THE SHAREHOLDERS. The Shareholders shall deliver to Transcend an opinion of Reaugh Fischnaller & Oettinger, P.S., counsel to the Company and the Majority Shareholders, dated the Closing Date, in form and substance reasonably satisfactory to counsel for Transcend.

     7.3 OPINION OF COUNSEL TO TRANSCEND. Transcend shall deliver to the Company and the Shareholders an opinion of Smith, Gambrell & Russell, LLP, counsel to Transcend, dated the Closing Date, in form and substance reasonably satisfactory to the various counsel for the Shareholders.

     7.4 CLOSING CERTIFICATE OF THE COMPANY AND THE SHAREHOLDERS. The Company and the Shareholders shall deliver to Transcend a closing certificate signed by the Company and the Shareholders, dated the Closing Date, in a form reasonably satisfactory to Transcend.

     7.5 CLOSING CERTIFICATE OF TRANSCEND. Transcend shall deliver to the Shareholders a closing certificate signed by executive officers of Transcend, dated the Closing Date, in a form reasonably satisfactory to the Shareholders.

     7.6 OTHER DOCUMENTS AND CERTIFICATES. Transcend, the Company and the Shareholders shall deliver certificates, agreements, permits, approvals and other documents reasonably requested by counsel for such other parties to satisfy, or to evidence the satisfaction of, as the case may be, the conditions precedent to Closing set forth in Sections 5 and 6.

     7.7 CERTIFICATES OF MERGER. The parties shall execute, deliver and cause to be filed certificates of merger as contemplated in Section 1.3 hereof.


 SECTION 8.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Company, the Shareholders and Transcend contained in this Agreement shall survive the Closing for a period of one year from the Closing Date, with the following exceptions:

          (a) the representations and warranties of the Company and the Shareholders in Sections 2.1, 2.2, 2.3 and 2.7, and of Transcend in Sections 3.1, 3.2, 3.3 and 3.5 shall survive indefinitely; and

          (b) the representations and warranties of the Company and the Shareholders in Sections 2.12, 2.20 and 2.21 shall survive until 90 days following expiration of the statutes of limitation applicable to any third party claim (including claims of government agencies) alleging facts which would constitute a breach of such representations and warranties.

The expiration of a representation or warranty pursuant to the foregoing shall not affect any claim for breach of such representation, provided the party
                                                        --------
making such claim has given good faith notice of such claim in accordance with this Section 8 prior to the date of expiration.

      8.2 SHAREHOLDERS' INDEMNITY AGREEMENT.  Subject to the provisions of
Section 8.4 hereof, the Shareholders, jointly and severally, shall defend, indemnify and hold harmless Transcend and the Surviving Corporation (and their respective directors, officers, employees, agents, affiliates, successors and assigns) from and against any and all direct or indirect requests, demands, claims, payments, defenses, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses, damages (including without limitation punitive, exemplary or consequential damages, lost income and profits, interruptions of business and diminution in the value of the Surviving Corporation), liabilities, costs, and expenses of any kind (including without limitation (i) interest, penalties and reasonable attorneys' fees and expenses, (ii) attorneys' fees and expenses necessary to enforce their rights to indemnification hereunder, and
(iii) consultants' fees and other costs of defending or investigating any claim hereunder), and interest on any amount payable as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter asserted against, imposed upon or incurred by Transcend, the Surviving Corporation or any of their respective directors, officers, employees, agents, affiliates, successors or assigns (a "LOSS OF
                                                                   -------
TRANSCEND") by reason of, resulting from, arising out of, based upon, awarded or
---------
asserted against in respect of or otherwise in respect of:

          (a) any breach of any representation or warranty contained in this Agreement or any misrepresentation in or omission on the part of the Company or any Shareholder contained in any certificate furnished or to be furnished to Transcend by the Company or any Shareholder pursuant to this Agreement;

          (b) any breach or nonfulfillment on the part of the Company or any Shareholder of any covenant contained in this Agreement;

          (c) the failure of the Surviving Corporation to collect any accounts receivable of the Company existing on the Closing Date, net of the reserve for bad debts, if any, set forth in the Financial Statements, within 180 days following the Closing Date; provided that upon receipt of full payment from the
                            --------
Shareholders, the Surviving Corporation shall reassign to the Shareholders any such account receivable;

          (d) any federal, state, local or foreign taxes, including any interest and penalties thereon, due from the Company or the Shareholders with respect to any period prior to the Closing Date, other than amounts accrued therefor on the Financial Statements, including amounts due, if any, with respect to the transactions contemplated herein; or

          (e) the failure of the Northwest Region Division of the Surviving Corporation to generate a net operating contribution, before taxes, interest, one time new customer charges, depreciation, legal and accounting fees, capital equipment purchases, and relocation charges, for the period commencing on April 1, 1997, and continuing through and including July 31, 1997 (the "NORTHWEST REGION NET OPERATING
                                          ------------------------------
CONTRIBUTION"), of at least the amount by which the sum paid by Transcend at
------------
Closing to satisfy the Company's indebtedness to U.S. Bank of Washington exceeds the sum of $250,000 (such excess referred to herein as the "EXCESS BANK CLOSING
                                                            -------------------
PAYMENT").
 ------

      8.3 INDEMNITY AGREEMENT OF TRANSCEND AND THE SURVIVING CORPORATION. Transcend and the Surviving Corporation shall indemnify and hold harmless the Shareholders (and their respective successors and assigns) from and against any and all direct or indirect requests, demands, claims, payments, defenses, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses, damages (including without limitation punitive, exemplary or consequential damages and lost income and profits and interruptions of business), liabilities, costs, and expenses of any kind (including without limitation (a) interest, penalties and reasonable attorneys' fees and expenses, (b) attorneys' fees and expenses necessary to enforce their rights to indemnification hereunder, and (c) consultants' fees and other costs of defending or investigating any claim hereunder, and interest on any amount payable as a result of the foregoing) whether accrued, absolute, contingent, known, unknown or otherwise as of the Closing Date or thereafter asserted against, imposed upon or incurred by the Shareholders or their respective successors, representatives or assigns, (a "LOSS OF SHAREHOLDERS") by reason of, resulting from, arising out of, based
---------------------
upon, awarded or asserted against in respect of or otherwise in respect of any breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of Transcend or the Surviving Corporation contained in this Agreement, or any misrepresentation in or omission from or nonfulfillment of any covenant on the part of Transcend or the Surviving Corporation contained in any certificate furnished or to be furnished to the Shareholders by Transcend or the Surviving Corporation pursuant to this Agreement.

      8.4 INDEMNIFICATION PROCEDURE.

          (a) Upon obtaining knowledge thereof, the party to be indemnified hereunder (the "INDEMNITEE") shall promptly notify the indemnifying party
                ----------
hereunder (the "INDEMNITOR") in writing of any damage, claim, loss, liability or
                ----------
expense or other matter which the Indemnitee has determined has given or could give rise to a claim for which indemnification rights are granted hereunder (such written notice referred to as the "NOTICE OF CLAIM"). The Notice of Claim
                                         ---------------
shall specify, in all reasonable detail, the nature and estimated amount of any such claim giving rise to a right of indemnification, to the extent the same can reasonably be estimated. Any failure on the part of an Indemnitee to give timely notice to the Indemnitor of a claim shall not affect the right of the Indemnitee to obtain indemnification from the Indemnitor with respect to such claim unless the Indemnitor is actually harmed by such failure to timely notify, and only to the extent of such actual harm.

          (b) With respect to any matter set forth in a Notice of Claim relating to a third party claim the Indemnitor shall defend, in good faith and at its expense, any such claim or demand, and the Indemnitee, at its expense, shall have the right to participate in the defense of any such third party claim. So long as Indemnitor is defending, in good faith, any such third party claim, the Indemnitee shall not settle or compromise such third party claim. The Indemnitee shall make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any third party claim and shall cooperate fully with the Indemnitor in the defense of all such claims. If the Indemnitor does not defend any such third party claim or if the Indemnitor does not provide the Indemnitee with prompt and reasonable assurances that the Indemnitor will satisfy the third party claim, the Indemnitee may, at its option, elect to defend any such third party claim, at the Indemnitor's expense. An Indemnitor may not settle or compromise any claim without obtaining a full and unconditional release of the Indemnitee, unless the Indemnitee consents in writing to such settlement or compromise. Notwithstanding the foregoing, if there is a reasonable probability that a third party claim for which Transcend and the Surviving Corporation has indemnification rights against the Shareholders hereunder will materially and adversely affect Transcend or the Surviving Corporation other than as a result of money damages or other payments, Transcend or the Surviving Corporation shall be entitled to conduct the defense of such claim at the Shareholders' expense.

      8.5 SET-OFF. Transcend and the Surviving Corporation shall have the right to set-off and apply against all amounts due and owing any Shareholder under this Agreement and the Non-competition Agreement with such Shareholder all sums in respect of which such Shareholder may be liable pursuant to Section 8.2 hereof, such right of set-off to be in addition to and not in lieu of or an election against any and all other remedies available to Transcend and the Surviving Corporation under this Agreement or at law or in equity.

      8.6 LIMITATIONS ON INDEMNIFICATION.

          (a) Notwithstanding the provisions of Section 8 of this Agreement, neither party (with Transcend and the Surviving Corporation being considered one party and the Shareholders being considered the other party) shall be entitled to claim, receive or collect, and the other party shall not be obligated to pay or defend against, any Loss of Transcend (in the case of Transcend and the Surviving Corporation) or any Loss of Shareholders (in the case of the Shareholders), except to the extent that the Loss of Transcend or Loss of Shareholders, as the case may be, exclusive in either case of the costs and expenses of collection, including attorneys' fees and expenses, exceeds $10,000 (the "BASKET"), at which time the aggrieved party shall be entitled to claim,
      ------
receive or collect, and the other party shall be obligated to pay or defend against, all Losses of Transcend or Losses of Shareholders, as the case may be, back to the first dollar of the Basket. Thereafter, the Basket shall no longer, as to claims made by such aggrieved party, apply, and Losses of Transcend or Losses of Shareholders, as the case may be, may be asserted as they are incurred without reference to the Basket; provided, however, that the limitation contained in this paragraph (a) shall not apply to any Loss of Transcend arising by reason of the circumstances set forth in Section 8.2 (e) above, it being the understanding and agreement of the parties that the Shareholders' obligation under said Section 8.2 (e) hereof shall be to pay the Surviving Corporation, subject only to the limitation with respect to Minority Shareholders set forth in paragraph (b) of this Section 8.6, the amount, if any, by which the Excess Bank Closing Payment exceeds the Northwest Region Net Operating Contribution.

          (b) The liability of each Minority Shareholder under this Section 8 shall be limited to an amount equal to the aggregate sum of the Cash Consideration, the face amount of the

Notes Consideration and shares of Transcend Common Stock (valued at the same price per share as was applicable on the Closing Date, regardless of fluctuation in market price subsequent to the Closing Date) paid or payable, whether or not due, to such Minority Shareholder by Transcend or the Surviving Corporation pursuant to this Agreement and the Non-competition Agreement with such Minority Shareholder, plus the costs and expenses of collection from or enforcement against such Minority Shareholder, including attorneys' fees and expenses.

SECTION 9.    TERMINATION OF AGREEMENT

      9.1 TERMINATION. This Agreement may be terminated prior to the Closing as follows:

          (a) at the election of the Company, if any one or more of the conditions to the obligations of Transcend to close has not been fulfilled as of the Closing Date, or if Transcend has breached any representation, warranty, covenant or agreement contained in this Agreement;

          (b) at the election of Transcend, if any one or more of the conditions to its obligations to close has not been fulfilled as of the Closing Date, or if the Company or the Shareholders have breached any representation, warranty, covenant or agreement contained in this Agreement;

          (c) at the election of the Company or Transcend, if any legal proceeding is commenced or threatened by any governmental or regulatory body or other person directed against the consummation of the Closing or any other transaction contemplated under this Agreement and either the Company or Transcend, as the case may be, reasonably and in good faith deem it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof; or

          (d) at any time on or prior to the Closing Date, by mutual written consent of the parties hereto.

     9.2 SURVIVAL. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force and effect, except for the provisions of Section 4.4 relating to the obligation of Transcend to keep certain information confidential, Section 10.1 (relating to publicity), Section
10.4 (relating to expenses), and Section 10.5 (relating to indemnification of brokerage), and none of the parties hereto shall have any liability in respect of such termination, except that any party shall be liable to the extent that failure to satisfy the conditions of Sections 5, 6 or 7 results from such party's acting in bad faith or from the intentional or willful violation of the representations, warranties, covenants or agreements of such party under this Agreement.

SECTION 10.    MISCELLANEOUS

      10.1 PUBLICITY. Except as otherwise required by law or stock exchange rules, prior to Closing none of the parties hereto shall issue any press release or make any other public statement, in each case relating to or in connection with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of all parties hereto as to the contents and manner of presentation and publication thereof.

      10.2 KNOWLEDGE. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information or belief of the Company or the Shareholders, the Company and the Majority Shareholders confirm that such party has made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

      10.3 GENDER. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

      10.4 EXPENSES. The parties hereto shall pay their own respective expenses, including the fees and disbursements of their respective counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby ("MERGER
                                                               ------
EXPENSES"). The Company shall pay the Merger Expenses of the Company and the
--------
Shareholders up to $16,500. Any Merger Expenses of the Company or the Shareholders in excess of such $16,500 limit shall be borne exclusively by the Shareholders.

      10.5 BROKERAGE COMMISSIONS AND FINDER'S FEES. Each of the parties represents and warrants to the others that such party has not hired, retained or dealt with any broker, finder or investment banker or in connection with the transactions contemplated by this Agreement, and will defend, indemnify and hold the other parties harmless from and against any and all claims for finder's fees or brokerage or other commissions which may at any time be asserted against any of such other parties founded upon a claim which is inconsistent with the aforesaid representation and warranty of the indemnifying party, together with any and all losses, damages, costs and expenses (including reasonable attorneys' fees) relating to such claims or arising therefrom or incurred by the indemnified party in connection with the enforcement of this indemnification provision.

      10.6 ENTIRE AGREEMENT. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements, negotiations or letters of intent, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by each of the parties hereto.

      10.7 WAIVERS AND CONSENTS. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

      10.8 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when (i) personally delivered or (ii) three (3) business days after mailing, postage prepaid, by certified mail or (iii) when delivered (as evidenced by a receipt) by a nationally recognized overnight delivery service, or (iv) by facsimile (as evidenced by written confirmation of transmission and receipt) addressed in each case as follows:

          (a)  If to the Company or the Majority Shareholders:

               10305 Manitou Beach Road
               Bainbridge Island, Washington  98110

               with a copy in like manner to:

               Reaugh Fischnaller & Oettinger, P.S.
               2001 6th Avenue, Suite 3000
               Seattle, Washington  98121-2573
               Attention:  Richard Oettinger, Esq.

               If to the Minority Shareholders:

               Amie Clark
               5605 Kootenai
               Boise, Idaho  83705

               Nancy Gartner
               1923 SW 368th Place
               Federal Way, Washington  98003

               Greg Hammock
               4808 D Street NE
               Auburn, Washington  98002

               Barbara Shelman
               50 Oak Park Drive SW
               Tacoma, Washington  98499

          (b)  If to Transcend or the Surviving Corporation, to:

               Transcend Services, Inc.
               3353 Peachtree Road, N.E.
               Suite 1000
               Atlanta, Georgia 30326

               with a copy in like manner to:

               Smith, Gambrell & Russell, LLP
               3343 Peachtree Road
               Suite 1800
               Atlanta, Georgia  30326
               Attention: Richard G. Greenstein, Esq.

Each party may change its address for the giving of notices and communications to it, and/or copies thereof, by written notice to the other parties in conformity with the foregoing.

      10.9 RIGHTS OF THIRD PARTIES. All conditions of the obligations of the parties hereto, and all undertakings herein, are solely and exclusively for the benefit of the parties hereto, the Surviving Corporation and their respective successors and assigns, and no other person or entity shall have standing to require satisfaction of such conditions or to enforce such undertakings in accordance with their terms, or be entitled to assume that any party hereto will refuse to consummate the purchase and sale contemplated hereby in the absence of strict compliance with any or all thereof, and no other person or entity shall, under any circumstances, be deemed a beneficiary of such conditions or undertakings, any or all of which may be freely waived in whole or in part, by mutual consent of the parties hereto at any time, if in their sole discretion they deem it desirable to do so.

      10.10 HEADINGS. The Table of Contents and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.11 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the state of Georgia.

      10.12 JURISDICTION. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought, at the election of the party bringing the proceeding, in the courts of either Georgia or Washington, or in the United States District Court for either the Northern District of Georgia or the Western District of Washington, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for himself, herself or itself the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

      10.13 PARTIES IN INTEREST. After the Closing, Transcend and the Surviving Corporation may transfer and assign this Agreement and all other agreements and instruments to be entered into at the Closing, and its rights hereunder and thereunder to any purchaser of, or other successor to, the business or assets of the Surviving Corporation. Except as expressly stated above, this Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law or with the consent of the other parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

      10.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

      10.15 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

      10.16 ARBITRATION.

            (a) Any controversy or claim arising out of or relating to this Agreement, the agreements to be entered into between or among the parties hereto pursuant to this Agreement or the transactions contemplated hereby and thereby, shall be submitted to and be finally resolved by arbitration in Minneapolis, Minnesota, pursuant to the provisions of the United States Arbitration Act (9 U.S.C. (S) 1 et seq.), to be conducted by the American Arbitration Association ("AAA"), in accordance with the AAA's Commercial Arbitration Rules then in effect. Each party hereby irrevocably agrees that service of process, summons, notices or other communications related to the arbitration procedure shall be deemed served and accepted by the other party if given in accordance with
Section 10.8. The arbitrators shall render a judgment of default against any party who fails to appear in a properly noticed arbitration proceeding. The arbitration shall be conducted by a panel of three arbitrators selected pursuant to AAA Rules. Any award or decision rendered in such arbitration shall be final and binding on both parties, and judgment may be entered thereon in any court of competent jurisdiction if necessary.

          (b) Notwithstanding subsection (a) above to the contrary, any party may seek temporary or preliminary injunctive relief against the other party in any court or proper jurisdiction as defined in Section 10.12 hereof with respect to any and all preliminary injunctive or restraining procedures pertaining to this Agreement or the breach thereof, pending the outcome of any arbitration proceeding.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

                              Transcend:
                              ---------

                              TRANSCEND SERVICES, INC.


                              By: /s/ David W. Murphy
                                  -------------------
                              Title: CFO

                                         [CORPORATE SEAL]


                              Company:
                              -------

                              DOCUMEDX, INC.


                              By: /s/ Terri Kaminski
                                  ------------------
                              Title: President

                              By: /s/ John Kaminski
                                  -----------------
                              Title: Secretary


                              Shareholders:
                              ------------

                              MAJORITY SHAREHOLDERS


                              /s/ Terri Kaminski                  (L.S.)
                              ------------------
                              Terri Kaminski


                              /s/ John Kaminski                   (L.S.)
                              -----------------
                              John Kaminski


                              MINORITY SHAREHOLDERS


                              /s/ Amie Clark, by Terri Kaminski    (L.S.)
                              ---------------------------------
                              Amie Clark, by Terri Kaminski,
                              her attorney-in-fact


                              /s/ Nancy Gartner                    (L.S.)
                              ---------------------------------

                              Nancy Gartner


                              /s/ Greg Hammock                     (L.S.)
                              ---------------------------------

                              Greg Hammock


                              /s/ Barbara Shelman                  (L.S.)
                              ---------------------------------
                              Barbara Shelman

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